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                                                                    EXHIBIT 23.2


                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS



The Board of Directors
Foveon, Inc.:

We consent to incorporation herein by reference in this Registration Statement on Form S-8 relating to the 1986 Incentive Stock Option Plan and 1996 Stock Option Plan of Synaptics Incorporated of our report dated August 31, 2000 on the balance sheet of Foveon Inc. (a development stage enterprise) as of July 1, 2000, and the related statements of operations, redeemable convertible preferred stock and shareholders' deficit, and cash flows for each of the years in the two year period ended July 1, 2000, which report appears in the Synaptics Incorporated registration statement on Amendment No. 1 to Form S-1 as filed with the Securities and Exchange Commission on August 17, 2001, and amendments thereto.

                                       /s/ KPMG LLP

Mountain View, California
February 6, 2002